SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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CAPE FEAR BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

Maurice J. Koury
The Maurice and Ann Koury Charitable Trust
The Maurice J. Koury Foundation, Inc.
Scott C. Sullivan
Miltom E. Petty
Mort Neblett
Haywood Cochrane, Jr.
James S. Mahan III
David Lucht
Robert Isser

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 12, 2008, Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser sent the following letter to shareholders of Cape Fear Bank Corporation.

MAURICE J. KOURY
P.O. BOX 850
BURLINGTON, NC 27216

August 12, 2008

Dear Fellow Cape Fear Bank Corporation Shareholders,

We are pleased to announce that RiskMetrics Group - Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), the leading independent proxy voting advisory and corporate governance firms, recommend that the shareholders of Cape Fear Bank Corporation (the “Company”) vote the BLUE proxy card in connection with the election of directors at the upcoming annual meeting and NOT the Company’s white proxy card. Specifically, ISS recommended the election of James S. Mahan III and Mort Neblett. Glass Lewis recommended the election of James S. Mahan III and David Lucht. ISS and Glass Lewis based their recommendations on their independent and comprehensive analyses of the Company, the current board and our nominees.

We certainly agree with the recommendations of Messers. Mahan, Neblett and Lucht, and we are pleased that both ISS and Glass Lewis support us. We also feel that you should vote “FOR” the other the other nominees on the BLUE proxy card. We believe that their experience and expertise, like that of Messrs. Mahan, Neblett and Lucht, will bring value to the Company’s boardroom. Therefore, we urge you to vote for the election of Scott C. Sullivan, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser by voting the BLUE proxy card today.

ISS and Glass Lewis recognize that the Company has underperformed its peers

Consistent with the analysis in our proxy statement, Glass Lewis stated in its report, “Cape Fear’s operating performance lags the industry averages with respect to a number of metrics including returns, efficiency and profitability. In addition, the Company’s stock has underperformed its peers for an extended period and its shares are currently at a five-year low.”

In addition, in comparing the Company to the local peer group disclosed on the Company’s website, ISS noted that “the [C]ompany has generally trailed the peer group median in terms of operational performance since 2004.” ISS also questioned the “deterioration in the [C]ompany’s loan portfolio and the allowances for loan losses, which currently represent just over one-half of nonperforming assets.”

The current board’s actions raise corporate governance concerns for ISS and Glass Lewis

ISS criticized CEO/Chairman Cameron Coburn’s single trigger change-in-control arrangement as “problematic” and a “poor pay practice.” As we stated in our proxy statement, we believe this is another mechanism to entrench an unproven and, thus far, ineffective executive officer.

Glass Lewis cautioned shareholders that management nominee, Craig S. Relan, served as chairman of the audit committee during the last fiscal year. As you recall, the Company reported on April 3, 2008 that it had identified material weaknesses in its internal controls over financial reporting, particularly related to its allowance for loan losses. The Glass Lewis report warned, “We believe such material weaknesses may signal weak internal accounting expertise, poor internal controls and aggressive financial reporting practices at the Company.” Glass Lewis concluded, “In this case, we believe that the chairman of the audit committee has not satisfactorily performed his duties in this regard.”

Glass Lewis questioned other practices by the Company’s audit committee and its chairman. “We note that the audit committee has not appointed an audit committee financial expert as defined by the SEC. An audit financial expert is essential in providing the committee with expert advice and guidance as it relates to the oversight of the Company’s accounting and financial reporting. We believe this is a serious omission for which the chair of the audit committee should be held accountable.”

In contrast, if our nominees are elected, we intend to appoint Miltom E. Petty, who is a certified public accountant with experience in audit and accounting, as a seventh director and the financial expert on the audit committee. We initially proposed Mr. Petty as our seventh director nominee, but we removed him from our state in response to the Company reducing the size of the board to six directors. We would have preferred to allow you to elect Mr. Petty, but believe having a financial expert is important enough that he should be appointed to the board.

ISS and Glass Lewis criticize the board’s timing of a potential sale

Concerning a sale of the Company, Glass Lewis cautioned, “We believe that shareholders should be concerned regarding the board’s timing of a potential sale. In December 2007, the board determined to not hold discussions with Mr. Koury regarding an offer to acquire the Company for $12.00 per share. However, it now believes a strategic transaction could be best for shareholders at the current depressed values.”

ISS shared this sentiment. It stated, “[W]e question why the board did not consult with its financial advisor prior to rejecting [Mr. Koury’s] December 2007 offer, if only to gauge the attractiveness of such offer in a softening economy as well as to decide whether the time was right to seek out interested parties.” The analyses of Glass Lewis and ISS give even more credence to our criticism of the Company’s lack of focus and direction.

ISS agrees that our nominees have more financial and banking experience than the current board

According to ISS, “[a] comparative analysis of the dissident and management slates indicates that the dissident has more relevant financial and banking experience.” ISS highlighted nominee Scott Sullivan who “is a manager at Cameron Management LLC, an investment firm focused on real estate and other financial investments, and previously served on Wachovia Bank’s local advisory board.” ISS continues by discussing the experience of Messrs. Neblett, Mahan and Lucht, who, collectively, have a wealth of banking, investment banking and financial experience. In contrast, ISS noted that, other than CEO/Chairman Cameron Coburn, the current board consists of a realtor/broker, a restaurant operator, and others not employed in the banking or financial industry.

The professional proxy advisory firms agree that the Company needs a change in the boardroom

In its report, Glass Lewis stated that it generally does not favor dissident board nominees “unless one of the following two things has occurred: (i) there are serious problems at the company and the newly proposed nominee has a clear and realistic plan to solve those problems; or (ii) the current board has undertaken an action clearly contrary to the interests of shareholders (or failed to undertake an action clearly to the benefit of shareholders).” Consistent with our proxy statement, Glass Lewis found that the Company had serious problems and could benefit from new, independent directors. Similarly, ISS declared that it makes recommendations solely on its professional “opinion of what is in the shareholders’ best interests.”

ISS and Glass Lewis recognize that Live Oak Banking Company, the Wilmington-based employer of Messrs. Mahan and Lucht, is not a competitor to the Company. Live Oak Banking Company’s business is to make specialty loans - it does not seek local deposits or otherwise serve as a community bank. Therefore, we urge you to follow the independent advice of ISS and Glass Lewis, the leading, independent proxy advisory firms.

Vote the BLUE proxy card for the election of our nominees

We strongly urge you to vote “FOR” Messrs. Mahan, Lucht, Sullivan, Neblett, Cochrane and Isser on the BLUE proxy card. We are confident that these gentlemen, as a group, possess the knowledge, experience and leadership to invigorate the boardroom, to respond to shareholder concerns and to ensure an effective management team dedicated to maximizing shareholder returns.

We entirely agree with Glass Lewis’ assessment that “the participation of new directors will likely be of value in the board’s strategic review process, ... (and) independent directors with substantial industry experience could assist management in crafting such a turn-around of the bank.” Please complete, sign and return the BLUE proxy card, and we pledge to work tirelessly for you.

If you have any questions or need assistance in voting your shares, please contact D.F. King & Co., Inc., which is assisting in our solicitation of proxies:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Shareholders call toll free (800) 290-6427
Banks and Brokers call collect (212) 269-5550

On behalf of myself and the gentlemen I nominated to serve as your directors, we thank you for your consideration and support.

Very truly yours,
Maurice J. Koury

Important Information
In connection with the Company’s 2008 annual meeting of shareholders (the “Annual Meeting”), Maurice J. Koury, The Maurice and Ann Koury Charitable Trust, The Maurice J. Koury Foundation, Inc., Scott C. Sullivan, Miltom E. Petty, Mort Neblett, Haywood Cochrane, Jr., James S. Mahan III, David Lucht and Robert Isser (the “Group”) filed with the SEC and mailed to shareholders a definitive proxy statement on July 17, 2008. The Annual Meeting is to be held at 9:30 a.m. on Tuesday, August 19, 2008, at the University of North Carolina at Wilmington Executive Development Center located at 1241 Military Cutoff Road, Wilmington, North Carolina. Shareholders are strongly advised to read the Group’s definitive proxy statement. Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by the Group with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement may also be obtained for free from D.F. King & Co., Inc. 48 Wall Street, 22nd Floor, New York, NY 10005. Shareholders may call D.F. King & Co. toll free at (800) 290-6427. In connection with the Annual Meeting, the individuals comprising the Group and employees of D.F. King & Co. may solicit proxies from shareholders of the Company by mail, advertisement, telephone, electronic means and personal solicitation. Shareholders may obtain more information regarding the names, affiliations and interests of the individuals comprising the Group in the Group’s definitive proxy statement. This letter includes quotations from previously published material from ISS and Glass Lewis. We did not seek the consent of the author or publication to the use of any such material as proxy soliciting material nor has any consent been granted. We have not directly or indirectly paid or proposed to make any payments or give any other consideration to either ISS or Glass Lewis in connection with the preparation, publication or republication of any such material.